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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 6, 1998

                           THE PROFIT RECOVERY GROUP
                              INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 0-28000

                    GEORGIA                                          58-2213805
        (State or other jurisdiction of                  (IRS Employer Identification No.)
                 incorporation)


            2300 WINDY RIDGE PARKWAY
                SUITE 100 NORTH
                ATLANTA, GEORGIA                                     30339-8426
    (Address of principal executive offices)                         (Zip Code)

        Registrant's telephone number including area code (770) 779-3900

 (Former name or former address, if changed since last report)  NOT APPLICABLE

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

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On August 6, 1998, The Profit Recovery Group International, Inc., a Georgia corporation (the "Company"), and its wholly owned subsidiary, The Profit Recovery Group International I, Inc. ("PRGI"), acquired substantially all the assets and assumed certain liabilities of Loder, Drew & Associates ("Loder Drew"), pursuant to the terms of an Asset Purchase Agreement ("Agreement") dated July 31, 1998, effective July 1, 1998, by and among the Company, PRGI, Loder Drew and the shareholders of Loder Drew. Loder Drew is an international recovery auditing firm primarily serving clients in the manufacturing, financial services and other non-retail sectors.

     Pursuant to the Agreement, the initial consideration paid for Loder Drew consisted of $70.0 million in cash and 803,534 unregistered, restricted shares of the Company's common stock. Additionally, Loder Drew will be eligible to receive additional purchase price consideration up to a maximum of $70.0 million in cash conditioned on the future financial performance of Loder Drew through December 31, 1999. The consideration given to acquire substantially all the assets and assume certain liabilities of Loder Drew was determined as a result of arm's length negotiations among unrelated parties, and the acquisition will be accounted for using the purchase method of accounting. The Company borrowed $73.0 million from NationsBank N.A. under its $150.0 million senior credit facility to fund the cash portion of the initial consideration and the direct acquisition-related costs estimated at $3.0 million.

     The description of the acquisition contained herein is qualified in its entirety by reference to the Agreement dated July 31, 1998 by and among the Company, PRGI, Loder Drew and the shareholders of Loder Drew attached hereto as
Exhibit 2.1 and incorporated herein by reference.

                                                               PAGE
                                                              NUMBER
                                                              ------
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements of business acquired

                      LODER, DREW & ASSOCIATES

  Independent Auditors' Report..............................     4
  Statements of Earnings for the years ended December 31,
     1996 and 1997 and the three months ended March 31, 1997
     and 1998...............................................     5
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998...............................................     6
  Statements of Shareholders' Equity (Deficiency) for the
     years ended December 31, 1996 and 1997 and the three
     months ended March 31, 1998............................     7
  Statements of Cash Flows for the years ended December 31,
     1996 and 1997 and the three months ended March 31, 1997
     and 1998...............................................     8

  Notes to Financial Statements.............................     9

  (b) Pro Forma Financial Information

   THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

  Unaudited Pro Forma Consolidated Financial Information....    14
  Unaudited Pro Forma Consolidated Statement of Earnings for
     the year ended December 31, 1997.......................    15
  Unaudited Pro Forma Consolidated Statement of Earnings for
     the three months ended March 31, 1998..................    16
  Notes to Unaudited Pro Forma Consolidated Statements of
     Earnings...............................................    17
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of March 31, 1998...................................    18
  Notes to Unaudited Pro Forma Condensed Consolidated
     Balance Sheet..........................................    19

  (c) Exhibits..............................................    20

  Signature.................................................    21

(a) Financial statements of business acquired

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Loder, Drew & Associates:

     We have audited the accompanying balance sheets of Loder, Drew & Associates as of December 31, 1996 and 1997 and the related statements of earnings, shareholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loder, Drew & Associates as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Orange County, California
May 29, 1998

                            LODER, DREW & ASSOCIATES

                             STATEMENTS OF EARNINGS

                                                                              THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,           MARCH 31,
                                                -------------------------   -----------------------
                                                   1996          1997          1997         1998
                                                -----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Revenues......................................  $10,878,099   $22,605,804   $4,623,809   $6,766,457
Cost of revenues..............................    5,942,644    11,895,652    1,965,609    4,267,854
                                                -----------   -----------   ----------   ----------
  Gross profit................................    4,935,455    10,710,152    2,658,200    2,498,603
Selling, general and administrative
  expenses....................................    3,095,766     5,687,813      862,301    1,527,567
Nonrecurring litigation expense (note 8)......    1,342,242            --           --           --
                                                -----------   -----------   ----------   ----------
  Operating income............................      497,447     5,022,339    1,795,899      971,036
Interest income (expense), net................       56,129       131,489       (5,773)      35,244
                                                -----------   -----------   ----------   ----------
  Earnings before income taxes................      553,576     5,153,828    1,790,126    1,006,280
Income taxes..................................       23,947        58,637       28,876       15,094
                                                -----------   -----------   ----------   ----------
  Net earnings................................  $   529,629   $ 5,095,191   $1,761,250   $  991,186
                                                ===========   ===========   ==========   ==========

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                             -----------------------    MARCH 31,
                                                                1996         1997         1998
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents................................  $  738,982   $2,852,111   $1,383,534
  Marketable securities (note 2)...........................      55,000       22,500       40,620
  Trade accounts receivable, less allowance for doubtful
     accounts of $50,000 at December 31, 1996, $0 at
     December 31, 1997 and $53,200 (unaudited) at March 31,
     1998..................................................   1,242,100    2,962,821    2,859,893
  Other current assets.....................................     165,740      135,998      556,105
                                                             ----------   ----------   ----------
          Total current assets.............................   2,201,822    5,973,430    4,840,152
Property and equipment, net (note 4).......................     282,768      489,528      483,089
Deposits and other assets..................................     110,519      119,544      125,133
                                                             ----------   ----------   ----------
                                                             $2,595,109   $6,582,502   $5,448,374
                                                             ==========   ==========   ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable.........................................  $  309,791   $  640,774   $  211,796
  Accrued payroll..........................................   1,449,240      589,687    1,275,921
  Accrued legal............................................     525,000      233,000      243,333
  Shareholder distributions payable........................          --    3,509,731       29,731
  Loan due to shareholder(note 3)..........................          --           --    1,000,000
  Accrued expenses.........................................     109,670       85,535      259,793
                                                             ----------   ----------   ----------
          Total current liabilities........................   2,393,701    5,058,727    3,020,574
Accrued legal -- noncurrent................................     525,000      342,000      239,029
                                                             ----------   ----------   ----------
          Total liabilities................................   2,918,701    5,400,727    3,259,603
                                                             ----------   ----------   ----------
Shareholders' equity (deficiency) -- (note 5):
  Common stock, no par value. Authorized 100,000 shares;
     issued and outstanding 8,571 shares at December 31,
     1996, 8,928 shares at December 31, 1997 and 10,000
     shares (unaudited) at March 31, 1998..................     601,000      750,940    1,201,180
  Retained earnings (accumulated deficit)..................    (123,584)   1,064,343    2,055,529
  Accumulated other comprehensive loss (note 2)............    (101,008)    (133,508)    (115,388)
  Note receivable from shareholders........................    (700,000)    (500,000)    (952,550)
                                                             ----------   ----------   ----------
          Total shareholders' equity (deficiency)..........    (323,592)   1,181,775    2,188,771
Commitments and contingencies (notes 6, 8 and 9)...........
Subsequent event (note 10).................................
                                                             ----------   ----------   ----------
                                                             $2,595,109   $6,582,502   $5,448,374
                                                             ==========   ==========   ==========

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
  YEARS ENDED DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1998

                                                    RETAINED      ACCUMULATED        NOTE           TOTAL
                               COMMON STOCK         EARNINGS         OTHER        RECEIVABLE    SHAREHOLDERS'
                            -------------------   (ACCUMULATED   COMPREHENSIVE       FROM          EQUITY
                            SHARES     AMOUNT       DEFICIT)         LOSS        SHAREHOLDERS   (DEFICIENCY)
                            ------   ----------   ------------   -------------   ------------   -------------
Balance at December 31,
  1995....................   7,500   $    1,000   $   924,454      $ (53,508)     $(399,996)     $   471,950
Unrealized loss on
  investment..............      --           --            --        (47,500)            --          (47,500)
Repayment of note
  receivable from
  shareholder.............      --           --            --             --        299,996          299,996
Issuance of common stock
  for note................   1,071      600,000            --             --       (600,000)              --
Distributions to
  shareholders............      --           --    (1,577,667)            --             --       (1,577,667)
Net earnings..............      --           --       529,629             --             --          529,629
                            ------   ----------   -----------      ---------      ---------      -----------
Balance at December 31,
  1996....................   8,571      601,000      (123,584)      (101,008)      (700,000)        (323,592)
Unrealized loss on
  investment..............      --           --            --        (32,500)            --          (32,500)
Exercise of stock
  option..................     357      149,940            --             --             --          149,940
Repayments on note
  receivable from
  shareholder.............      --           --            --             --        200,000          200,000
Distributions to
  shareholders............      --           --    (3,907,264)            --             --       (3,907,264)
Net earnings..............      --           --     5,095,191             --             --        5,095,191
                            ------   ----------   -----------      ---------      ---------      -----------
Balance at December 31,
  1997....................   8,928      750,940     1,064,343       (133,508)      (500,000)       1,181,775
Unrealized gain on
  investment
  (unaudited).............      --           --            --         18,120             --           18,120
Exercise of stock option
  for note (unaudited)....   1,072      450,240            --             --       (450,240)              --
Distributions to
  shareholders
  (unaudited).............      --           --            --             --         (2,310)          (2,310)
Net earnings
  (unaudited).............      --           --       991,186             --             --          991,186
                            ------   ----------   -----------      ---------      ---------      -----------
Balance at March 31, 1998
  (unaudited).............  10,000   $1,201,180   $ 2,055,529      $(115,388)     $(952,550)     $ 2,188,771
                            ======   ==========   ===========      =========      =========      ===========

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                            STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,            MARCH 31,
                                              -------------------------   -------------------------
                                                 1996          1997          1997          1998
                                              -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net earnings..............................  $   529,629   $ 5,095,191   $ 1,761,250   $   991,186
  Adjustments to reconcile net earnings to
     net cash provided by (used in)
     operating activities:
       Depreciation and amortization........      104,067       189,695        17,254        50,667
       Increase in provision for bad
          debts.............................           --            --            --        53,200
       Change in assets and liabilities:
          Trade accounts receivable.........      (66,900)   (1,720,721)   (1,013,387)       49,728
          Other current assets..............     (165,740)       29,742        75,868      (420,107)
          Deposits and other assets.........     (110,519)       (9,025)         (501)       (5,589)
          Accounts payable and accrued
            expenses........................      215,638       306,849       (21,745)     (254,720)
          Accrued payroll...................      200,351      (859,553)     (862,864)      686,234
          Accrued legal.....................    1,050,000      (475,000)     (344,303)      (92,638)
                                              -----------   -----------   -----------   -----------
            Net cash provided by (used in)
               operating activities.........    1,756,526     2,557,178      (388,428)    1,057,961
                                              -----------   -----------   -----------   -----------
Cash flows from investing
  activities -- purchase of property and
  equipment.................................     (227,239)     (396,455)      (71,492)      (44,228)
                                              -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Distributions to shareholders.............   (1,577,667)     (397,534)      (28,799)   (3,482,310)
  Payments on note receivable from
     officer................................      299,996       200,000            --            --
  Exercise of stock options.................           --       149,940            --            --
  Proceeds from shareholder loan............           --            --     1,214,090     1,000,000
                                              -----------   -----------   -----------   -----------
          Net cash provided by (used in)
            financing activities............   (1,277,671)      (47,594)    1,185,291    (2,482,310)
                                              -----------   -----------   -----------   -----------
          Net increase (decrease) in cash
            and cash equivalents............      251,616     2,113,129       725,371    (1,468,577)
Cash and cash equivalents at beginning of
  period....................................      487,366       738,982       738,982     2,852,111
                                              -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period....................................  $   738,982   $ 2,852,111   $ 1,464,353   $ 1,383,534
                                              ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information -- cash paid during the period
  for income taxes..........................  $       800   $    40,135   $     4,160   $    20,199
                                              ===========   ===========   ===========   ===========
Supplemental disclosure of noncash
  transactions:
  Shareholder distribution payable..........  $        --   $ 3,509,730   $        --   $        --
                                              ===========   ===========   ===========   ===========
  Note receivable from officer..............  $   600,000   $        --   $        --   $   452,550
                                              ===========   ===========   ===========   ===========
  Change in valuation allowance for
     unrealized holding losses (gains) on
     available for sale marketable
     securities.............................  $    47,500   $    32,500   $   (25,000)  $   (18,120)
                                              ===========   ===========   ===========   ===========

                See accompanying notes to financial statements.

                            LODER, DREW & ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997, AND MARCH 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL BUSINESS INFORMATION

     Loder, Drew & Associates (the "Company") was incorporated in the State of California in September 1986. The Company provides accounts payable and other recovery audit services to major corporations throughout the United States and, to a lesser extent Europe.

CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents for purposes of the statements of cash flows.

REVENUE RECOGNITION

     The Company's revenues are based on specific contracts with its clients. Such contracts generally specify (a) time periods covered by the audit, (b) nature and extent of audit services to be provided by the Company, (c) client duties in assisting and cooperating with the Company, and (d) fee payable to the Company expressed as a specified percentage of the amounts recovered by the client resulting from liability overpayment claims identified. In addition to contractual provisions, most clients also establish specific procedural guidelines which the Company must satisfy prior to submitting claims for client approval. The Company recognizes revenue at the time it is notified of collection by its clients from their vendors.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the related asset.

INCOME TAXES

     Effective September 1986, the Company's shareholders elected to be taxed as an S Corporation under the Internal Revenue Code. As an S Corporation, the Company is subject to a 1.5% California state franchise tax on taxable income and is not directly subject to Federal income taxes. State franchise taxes amounted to $23,947 and $58,637 for the years ended December 31, 1996 and 1997, respectively. Deferred income taxes are immaterial to the Company's financial statements.

STOCK OPTIONS

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize expense over the vesting period of the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure information of SFAS No. 123.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income," which establishes standards for reporting and disclosures of comprehensive income and its components (revenues, expenses,

                            LODER, DREW & ASSOCIATES
gains and losses) is a full set of general purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 16, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company has not determined the manner in which it will present the information required by SFAS No. 130 in its financial statements for the year ending December 31, 1998. The Company's total comprehensive income for all periods presented herein was $482,129 for fiscal 1996 and $5,062,691 for fiscal 1997, and $1,009,306 (unaudited) for the first quarter of fiscal 1998.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements of the Company as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

(2) MARKETABLE SECURITIES

     At December 31, 1996 and 1997, the Company classified all of its investments in securities which did not meet the definition of cash equivalents as marketable securities available for sale.

     The carrying values (cost) and estimated market values of investment securities available for sale are summarized as follows:

                                                                                 GROSS
                                                                    FAIR       UNREALIZED
                                                          COST      VALUE    HOLDING LOSSES
                                                        --------   -------   --------------
As of December 31, 1996...............................  $156,008   $55,000      $101,008
As of December 31, 1997...............................  $156,008   $22,500      $133,508

     All realized gains and losses are computed on the specific identification basis.

                            LODER, DREW & ASSOCIATES

(3) RELATED PARTY TRANSACTIONS

     The Company made interest free loans during 1996 to the majority shareholder, evidenced by unsecured promissory notes payable upon demand. These notes were repaid during 1997.

     From time to time, cash is advanced to the Company from the majority shareholder during the normal course of business. Advances are noninterest bearing and are due on demand. Amounts advanced at March 31, 1998 totaled $1,000,000 (unaudited).

(4) PROPERTY AND EQUIPMENT

     A summary of property and equipment follows:

                                                                1996       1997
                                                              --------   --------
Furniture and fixtures......................................  $120,296   $133,856
Computer and other equipment................................   404,795    779,285
                                                              --------   --------
                                                               525,091    913,141
Less accumulated depreciation and amortization..............   242,323    423,613
                                                              --------   --------
                                                              $282,768   $489,528
                                                              ========   ========

(5) SHAREHOLDERS' EQUITY (DEFICIENCY)

     On May 5, 1996, the Company and one of its officers entered into a stock purchase agreement whereby the officer agreed to purchase 1,071 newly issued shares of the Company's common stock at an estimated fair market value of $600,000. In exchange for the common stock, the officer issued a full recourse promissory note, secured by the related common stock, equal to the purchase price. On each May 5 before the maturity date of May 5, 2002, all accrued interest and a principal installment of $100,000 is due and payable. Interest on the note accrues at 6.36% per annum during the first year and 10% per annum in years two through six.

     In addition to the stock purchase agreement, the Company granted a stock option on May 5, 1996 to the same officer with an exercise price of $420 per share. The option authorizes the purchase of up to 1,429 shares of authorized but unissued common stock. The stock option was granted with an exercise price equal to the estimated fair market value at the date of grant. One sixteenth of the shares under the option become exercisable every three months during the four-year period after the grant date.

                                                              SHARES SUBJECT TO
                                                                   OPTION
                                                              -----------------
                                                                       EXERCISE
                                                              SHARES    PRICE
                                                              ------   --------
December 31, 1995...........................................     --      $ --
  Granted...................................................  1,429       420
                                                              -----
December 31, 1996...........................................  1,429       420
  Exercised.................................................   (357)      420
                                                              -----
December 31, 1997...........................................  1,072      $420
                                                              =====      ====

     The aggregate exercise price of the options exercised in 1997 was $149,940.

     Under the current ownership structure, the Company has an option to repurchase the shares acquired under the aforementioned stock purchase and stock option agreements if the officer's employment with the Company terminates.

                            LODER, DREW & ASSOCIATES

     The per share fair value of the stock option on the date of grant was $95 using the Black Scholes option-pricing model with the following weighted-average assumptions.

                                                               1996            1997
                                                             --------        --------
Expected dividend yield....................................      0.00%           0.00%
Risk-free interest rate....................................       6.5%            6.4%
Expected life..............................................   4 years         4 years
                                                             ========        ========

     The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock option in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                             1996             1997
                                                           --------        ----------
Net earnings:
  As reported............................................  $529,629        $5,095,191
                                                           ========        ==========
  Pro forma..............................................  $507,000        $5,061,318
                                                           ========        ==========

     Pro forma net income reflects only options granted in 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the option's vesting period of four years.

     Stock options for 357 shares had been exercised as of December 31, 1997. The number of shares under the option that were exerciseable and the remaining contractual life of the options at December 31, 1997 were 178 and 4.4 years, respectively. An agreement was made in 1997, such that if certain income targets were met, the remaining options outstanding would have an accelerated vesting. During 1998, the vesting of the remaining options was accelerated to March 31, 1998.

(6) LEASES

     The Company leases certain office facilities and equipment under noncancelable operating lease agreements with initial terms ranging from one to five years. Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows:

YEAR ENDING DECEMBER 31:
     1998...................................................  $210,154
     1999...................................................   173,464
     2000...................................................   165,251
     2001...................................................   159,185
     2002...................................................    49,063
                                                              --------
                                                              $757,117
                                                              ========

     Total rent expense for the years ended December 31, 1996 and 1997, including month-to-month rentals, amounted to approximately $98,200 and $171,266, respectively.

     In January 1997, the Company subleased an office location. Income to be received under the sublease for the year ending December 31, 1998 is $27,466.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of cash and cash equivalents, trade accounts receivable, shareholder receivable, other assets, loan due to shareholder, accounts payable and accrued liabilities approximate cost because of the

                            LODER, DREW & ASSOCIATES
immediate or short-term maturity of these financial instruments. The fair value of marketable securities is based on quoted market prices at the reporting date.

(8) LITIGATION COSTS

     In February 1997, the Company settled a lawsuit filed by a former employee and agreed to pay $1,050,000. The settlement agreement calls for an initial principal payment of $350,000 and, commencing June 1, 1997, twelve quarterly principal installments of $58,333 plus interest at 8.25% per annum. There is also a stipulation of judgment agreement stating the Company would be liable for an additional $1,500,000 should it default on its settlement obligation. Included in accrued legal and nonrecurring litigation expense in the accompanying financial statements as of and for the year ended December 31, 1996 is the settlement amount. Legal costs incurred to defend and settle the aforementioned lawsuit are also included in nonrecurring litigation expense in the accompanying statement of earnings for the year ended December 31, 1996.

(9) CONTINGENCIES

     The Company is a defendant in various liability claims. Management believes that the allegations in most of the claims are substantially without merit and that others may be settled or lost, resulting in expenses incurred by the Company. Management has accrued an estimate of the Company's eventual liability related to these claims. In the opinion of management, any defense, judgment or settlement of these claims will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(10) SALE OF COMPANY (UNAUDITED)

     On August 6, 1998, The Profit Recovery Group International, Inc. ("PRG") and its wholly owned subsidiary, The Profit Recovery Group International I, Inc. ("PRGI"), acquired substantially all the assets and assumed certain liabilities of the Company, pursuant to the terms of an Asset Purchase Agreement ("Agreement") dated July 31, 1998, effective July 1, 1998, by and among PRG, PRGI, the Company and the Company's shareholders.

     Pursuant to the Agreement, the initial consideration paid for the Company consisted of $70,000,000 in cash and 803,534 unregistered, restricted shares of PRG's common stock. Additionally, the Company will be eligible to receive additional purchase price consideration up to a maximum of $70,000,000 conditioned on the future financial performance of the Company through December 31, 1999.

(b) Pro Forma Financial Information

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     On August 6, 1998, The Profit Recovery Group International, Inc. (the "Company"), and its wholly owned subsidiary, The Profit Recovery Group International I, Inc. acquired substantially all the assets and assumed certain liabilities of Loder, Drew & Associates ("Loder Drew"), an international recovery auditing firm primarily serving clients in the manufacturing, financial services and other non-retail sectors. The transaction was accounted for as a purchase, effective as of July 1, 1998, with consideration of $70.0 million in cash and 803,535 restricted, unregistered shares of the Company's common stock. Approximately $3.0 million in direct acquisition-related costs were also incurred and capitalized as part of this transaction. Additionally, Loder Drew will be eligible to receive further purchase price consideration up to a maximum of $70.0 million in cash conditioned on future financial performance of Loder Drew through December 31, 1999.

     The Company borrowed $73.0 million from NationsBank N.A. under its $150.0 million senior credit facility to pay the cash consideration and direct acquisition-related expenses incurred in connection with the acquisition of Loder Drew.

     The following unaudited pro forma consolidated statements of earnings for the year ended December 31, 1997 and the three months ended March 31, 1998 present the consolidated historical accounts of the Company, adjusted to give effect to the acquisition of Loder Drew as of the beginning of the periods presented. The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 presents the consolidated historical accounts of the Company as of that date, adjusted to give effect to the acquisition of Loder Drew as if the transaction had occurred on March 31, 1998.

     The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the consolidated financial statements of the Company and related notes, as well as the financial statements and related notes of Loder Drew. The Company believes that the assumptions set forth in the notes on pages 17 and 19 provide a reasonable basis on which to present the pro forma financial information, which is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed. The unaudited pro forma financial information is not intended to project the Company's financial condition on any future date or results of operations for any future period.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997

                                                     THE PROFIT
                                                      RECOVERY
                                                        GROUP
                                                   INTERNATIONAL,     LODER      PRO FORMA        PRO FORMA
                                                        INC.           DREW     ADJUSTMENTS      AS ADJUSTED
                                                   ---------------   --------   ------------     ------------
                                                    (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenues.........................................     $112,363       $22,606      $    --          $134,969

Cost of revenues.................................       57,726        11,896           --            69,622
Selling, general and administrative expenses.....       37,254         5,688        3,377(A)         45,319
                                                                                   (1,000)(B)
Restructuring costs..............................        1,208            --           --             1,208
                                                      --------       -------      -------          --------
  Operating income...............................       16,175         5,022       (2,377)           18,820

Interest income (expense), net...................         (403)          132       (4,928)(C)        (5,199)
                                                      --------       -------      -------          --------
  Earning before income taxes....................       15,772         5,154       (7,305)           13,621
Income taxes.....................................        6,149            59         (896)(D)         5,312
                                                      --------       -------      -------          --------
  Net earnings...................................     $  9,623       $ 5,095      $(6,409)         $  8,309
                                                      ========       =======      =======          ========
Earnings per share:
  Basic..........................................     $   0.52                                     $   0.43
                                                      ========                                     ========
  Diluted........................................     $   0.51                                     $   0.42
                                                      ========                                     ========
Weighted average shares outstanding:
  Basic..........................................       18,415                        804(E)         19,219
                                                      ========                    =======          ========
  Diluted........................................       18,909                        804(E)         19,713
                                                      ========                    =======          ========

    See accompanying notes to unaudited pro forma consolidated statements of earnings.

        THE PROPERTY RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                       THREE MONTHS ENDED MARCH 31, 1998

                                                     THE PROFIT
                                                      RECOVERY
                                                        GROUP
                                                   INTERNATIONAL,     LODER     PRO FORMA         PRO FORMA
                                                        INC.          DREW     ADJUSTMENTS       AS ADJUSTED
                                                   ---------------   -------   ------------      ------------
                                                    (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenues.........................................      $33,144       $6,766      $    --           $39,910
Cost of revenues.................................       17,956        4,268           --            22,224
Selling, general and administrative expenses.....       13,029        1,527      $   844(A)         15,400
                                                       -------       ------      -------           -------
     Operating income............................        2,159          971         (844)            2,286
Interest income (expense), net...................         (324)          35       (1,232)(C)        (1,521)
                                                       -------       ------      -------           -------
  Earning before income taxes....................        1,835        1,006       (2,076)              765
Income taxes.....................................          715           15         (432)(D)           298
                                                       -------       ------      -------           -------
     Net earnings................................      $ 1,120       $  991      $(1,644)          $   467
                                                       =======       ======      =======           =======
Earnings per share:
  Basic..........................................      $  0.06                                     $  0.02
                                                       =======                                     =======
  Diluted........................................      $  0.06                                     $  0.02
                                                       =======                                     =======
Weighted average shares outstanding:
  Basic..........................................       19,540                       804(E)         20,344
                                                       =======                   =======           =======
  Diluted........................................       20,000                       804(E)         20,804
                                                       =======                   =======           =======

    See accompanying notes to unaudited pro forma consolidated statements of earnings.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998

     The following explanations describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical results of operations, giving effect to the acquisition of Loder Drew, as of the beginning of each period presented.

     (A) Adjustment relates to amortization of the estimated goodwill amounting to $83.3 million over a 25-year period and the noncompete agreements with a combined estimated fair value of $225,000 over a five-year period. Loder Drew is also eligible to receive additional purchase price consideration up to a maximum of $70.0 million in cash conditioned on the future financial performance of Loder Drew through December 31, 1999. To the extent that additional purchase price consideration, if any, becomes due, goodwill and related amortization could be substantially increased.

     (B) Adjustment relates to historical Loder Drew owner compensation in 1997 in excess of compensation levels to be paid prospectively to these former owners pursuant to employment agreements.

     (C) Adjustment relates to the $73.0 million of indebtedness, at an interest rate of 6.75%, incurred in connection with the Loder Drew acquisition.

     (D) Adjustment relates to the tax benefit derived from the deductibility of the goodwill and interest expense assuming a combined Federal and state effective income tax rate of 39%, and also reflects Loder Drew's results of operations on a pro forma basis to include Federal and state income taxes at a composite rate of 39% as if Loder Drew had been a C corporation throughout the periods presented.

     (E) Adjustment reflects the issuance of 803,585 shares in connection with the Loder Drew acquisition.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                           THE PROFIT
                                                            RECOVERY
                                                             GROUP
                                                         INTERNATIONAL,   LODER       PRO FORMA     PRO FORMA
                                                              INC.         DREW      ADJUSTMENTS   AS ADJUSTED
                                                         --------------   ------     -----------   -----------
                                                                   (AMOUNTS IN THOUSANDS OF DOLLARS)
Current assets:
  Cash and cash equivalents............................     $ 25,290      $1,384       $  (884)(A)  $ 25,790
  Marketable securities................................           --          41           (41)(A)        --
  Receivables:
    Billed contract receivables........................       10,987       2,860            --        13,847
    Unbilled contract receivables......................       47,392          --            --        47,392
    Employee and shareholder advances..................        2,292          --            --         2,292
                                                            --------      ------       -------      --------
         Total receivables.............................       60,671       2,860       $    --        63,531
                                                            --------      ------       -------      --------
  Prepaid expenses and other current assets............        1,349         556            --         1,905
                                                            --------      ------       -------      --------
         Total current assets..........................       87,310       4,841          (925)       91,226
Property and equipment, net............................       10,155         483            --        10,638
Noncompete agreements, less accumulated amortization...        3,212          --           225(B)      3,437
Goodwill, less accumulated amortization................       49,358          --        83,305(B)    132,663
Deferred income taxes..................................        3,083          --            --         3,083
Other assets...........................................          494         125            --           619
                                                            --------      ------       -------      --------
                                                            $153,612      $5,449       $82,605      $241,666
                                                            ========      ======       =======      ========
Current liabilities:
  Note payable to bank.................................     $    153      $   --            --      $    153
  Current installments of long term-debt...............          159          --            --           159
  Accounts payable and accrued expenses................        7,824         715          (258)(A)     8,281
  Accrued payroll and related expenses.................       21,241       1,276            --        22,517
  Shareholder distributions payable....................           --          30           (30)(A)        --
  Loan due to shareholder..............................           --       1,000        (1,000)(A)        --
  Deferred income taxes................................        9,917          --            --         9,917
  Deferred revenues....................................        1,070          --            --         1,070
                                                            --------      ------       -------      --------
         Total current liabilities.....................       40,364       3,021       $(1,288)       42,097
Long-term debt, excluding current installments.........          846          --        73,000(C)     73,846
Deferred compensation..................................        2,714          --            --         2,714
Other long-term liabilities............................          471         239          (239)(A)       471
                                                            --------      ------       -------      --------
         Total liabilities.............................       44,395       3,260        71,473       119,128
Shareholders' equity:
  Preferred stock......................................           --          --            --            --
  Common stock.........................................           22       1,201        (1,200)(D)        23
  Additional paid-in capital...........................       93,990          --        13,320(D)    107,310
  Note receivable to shareholder.......................           --        (953)          953(A)         --
  Accumulated other comprehensive loss.................           --        (115)          115(A)         --
  Cumulative translation adjustments...................       (1,922)         --            --        (1,922)
  Retained earnings....................................       17,127       2,056        (2,056)(D)    17,127
                                                            --------      ------       -------      --------
         Total shareholders' equity....................      109,217       2,189        11,132       122,538
                                                            --------      ------       -------      --------
                                                            $153,612      $5,449       $82,605      $241,666
                                                            ========      ======       =======      ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

     The following describe the assumptions used in determining the unaudited pro forma adjustments necessary to present the historical financial position, giving effect to the acquisition of Loder Drew, as of March 31, 1998.

     (A) Assets not acquired or liabilities not assumed.

     (B) The acquisition is accounted for as a purchase in accordance with Accounting Principles Board Opinion 16, "Business Combinations." The purchase price is allocated first to the tangible and identifiable assets and liabilities of the acquired company based on preliminary estimates of their fair value, with the remainder allocated to goodwill. The following schedule presents the goodwill computation (with amounts in thousands):

Purchase price:
  Cash paid.................................................  $70,000
  Fair value of restricted, unregistered shares issued......   13,321
                                                              -------
                                                               83,321
Estimated direct acquisition-related costs..................    3,000
Less net book value of net assets acquired from Loder Drew,
  which approximates fair value.............................   (2,791)
Less estimated value of noncompete agreements...............     (225)
                                                              -------
     Goodwill...............................................  $83,305
                                                              =======

     (C) The Company incurred indebtedness of $73.0 million to finance the cash paid and direct acquisition-related costs incurred in connection with the acquisition of Loder Drew.

     (D) The changes in components of shareholders' equity are a result of recording the initial acquisition date equity in Loder Drew.

     (c) Exhibits

 EXHIBIT
 NUMBER                                  DESCRIPTION
---------                                -----------
 2.1+*       --  Asset Purchase Agreement dated as of July 31, 1998 among the
                 Company, The Profit Recovery Group International I, Inc.,
                 Loder, Drew & Associates, Inc., Ronald K. Loder and H.
                 Richard Byrne.
23.1+        --  Consent of KPMG Peat Marwick LLP.

---------------

+ Filed herewith.
* The Company has applied for confidential treatment of portions of this Agreement. Accordingly, portions thereof have been omitted and filed separately with the Securities and Exchange Commission. In addition, in accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of the Exhibit. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          THE PROFIT RECOVERY GROUP
                                            INTERNATIONAL, INC.

                                          By:   /s/ DONALD E. ELLIS, JR.
                                            ------------------------------------
                                                    Donald E. Ellis, Jr.
                                                Senior Vice President, Chief
                                                          Financial
                                                   Officer and Treasurer

Date: August 12, 1998